Exhibit 10.1

April 20, 2010

Kevan D. Bloomgren
51 Alpine Trail,
Sparta, NJ 07871

Dear Kevan:

On behalf of Clark Holdings Inc. (the “Company”), I am pleased to offer you a position as the Chief Financial Officer of the Company.  As we discussed, in this position your annual base salary will be $190,000, subject to ordinary taxes and withholdings.  This position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay for hours actually worked in excess of 40 in a given workweek.

If you are terminated for reasons other than “cause,” you will receive a minimum severance payment equivalent to two (2) weeks of base salary, for every year of service, up to a maximum of four weeks.  Severance shall be paid over time in accordance with the company’s payroll practices and policies.  The severance payment will be conditional upon your first executing and not revoking a valid waiver and release of all claims that you may have against the company.  Termination for “cause” will eliminate eligibility for a severance payment.  “cause” means: (a) a willful breach of your obligations or gross negligence in the performance or intentional non-performance of your material duties to the company or any of its affiliates, which you fail to cure, if curable, within a reasonable time after receipt of a written notice of such breach or deficiency; (b) conviction of a felony or a crime of moral turpitude, fraud or misrepresentation; or (c) any final court determination of gross or willful misconduct resulting directly or indirectly in material hard to the company or any of its affiliates.

If you elect to voluntarily resign from the company, you agree to provide the company with at least four (4) weeks’ notice before the effective date.  Notwithstanding the foregoing, the company retains the option of terminating you upon such notice or before the end of the notice period.  If you elect to voluntarily resign, you will not be eligible for a severance payment.  The company requires its employees to sign and comply with additional terms and conditions of employment concerning confidentiality, assignment of inventions and works of authorship, non-competition, and non-recruitment.  The additional terms and conditions of employment will be presented to you for your review, consideration and signature in due course and must be signed within ten (10) days of receipt by you.

You will be eligible to receive bonus compensation as determined by the Company in its sole discretion.  For the 2010 performance year ending on December 31, 2010, your bonus payment will be targeted at an amount equal to 12% of the amount of the Company’s 2010 free cash flow above $1,100,0000, less applicable withholdings and deductions, provided you remain an employee in good standing with the Company as of the date bonus payments are made by the Company.  For purposes of this letter, “free cash flow” is defined as the Company’s net income plus depreciation and amortization, less the Company’s capital expenses, and shall exclude bonuses payable to the CFO and CEO of Clark Holdings.

Subject to the approval of the Company’s Compensation Committee, you will be granted options to purchase 30,000 shares of the Company’s common stock consistent with the Company’s stock option plan.  The stock options will vest in three equal installments of 10,000 options on each of the first, second, and third anniversary dates of this offer letter, provided you are employed by the Company on each of the vesting dates.

Subject to the approval of the Company’s Compensation Committee, the Company will grant you one restricted stock unit (“RSU”) for each share of the Company’s common stock you purchase before December 31, 2010, up to a maximum of 100,000 shares of the Company’s common stock.  These RSUs will vest on the third year anniversary of your hire date, provided you are employed by the Company on the vesting date. The compensation committee will have the ability at its sole discretion to accelerate this vesting schedule upon achievement of mutually agreed performance targets.

In the event of a change of control1 of the Company, all stock options and RSUs will vest immediately.  In the event your employment is terminated, unvested stock options and RSUs will expire immediately.

In addition to your compensation, you will be eligible to receive the benefits that are offered to all full-time employees of the Company.  These benefits are described in the enclosed materials.  We also have enclosed a copy of the employee handbook, which describes the Company’s policies and procedures that will govern certain aspects of your employment.  Please be sure to review the handbook and sign and return the acknowledgement of receipt page at the end of the handbook.

We also have enclosed a Confidentiality and Non-Disclosure Agreement that you will be required to sign as a condition of your employment.  Please review, sign and return the Confidentiality and Non-Disclosure Agreement.

This offer of employment, if not previously accepted by you, will expire seven (7) days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary.  If you wish to accept the offer, please sign in the space provided below and return it to me within the prescribed time.

The Immigration Reform and Control Act of 1986 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 require that all employers obtain documentation within the first three (3) days of an individual’s employment to verify eligibility for employment in the United States.  Documentation acceptable by the United States Citizenship and Immigration Services is listed on the attached sheet.  To ensure compliance with the Acts, please bring the original required document(s) on your first day of employment, if you have not already done so.

We greatly look forward to having you join our Company and become a member of our team.  However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause.  As such, your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

1 For purposes of this letter, a “change of control” means: (a) the acquisition by any individual, entity, or group of beneficial ownership of fifty percent or more of the combined voting power of the then outstanding voting securities of the Company; or (b) as a result of a single transaction or a series of transactions within a 12 month period, consummation of: (i) a merger or consolidation to which the Company is a party if the stockholders of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Company’s voting securities outstanding immediately before such merger or consolidation; or (2) a liquidation or dissolution or sale or other disposition of 50% or more of the assets of the Company.  If the definition of “change in control” conflicts with the definition of a “change in control” in the governing equity documents, the definition in the equity documents shall prevail.

Should you have any questions about starting with the Company, please do not hesitate to contact me.

Sincerely,
CLARK HOLDINGS INC.

/s/ Gregory E. Burns
Gregory E. Burns
President & CEO

I agree to the terms of the employment set forth above

/s/ Kevan Bloomgren	4/20/2010
Signature	Date

Enclosures